Exhibit 4.13

SUBORDINATION AGREEMENT

THIS SUBORDINATION AGREEMENT, made as of November 17, 2012, by DAVID FINE on behalf of himself and any Controlled Entity (as defined below, and referred to together with David Fine in the singular as the “Subordinated Creditor”), with an address at P.O. Box 321610, Cocoa Beach, Florida, in favor of THE MEDICINES COMPANY (with its successors or assigns, the “Lender”), a Delaware corporation, with offices at 8 Sylvan Way, Parsippany, New Jersey 07054.

WHEREAS, the Lender has agreed to make a loan to GENO, LLC, a Delaware limited liability company (the “Company”), to be evidenced by a Convertible Promissory Note in the amount of $2,000,000 of November 19, 2012 (the “Note”); and

WHEREAS, it is a condition precedent to the Lender’s making the loan that Subordinated Creditor execute and deliver this Subordination Agreement.

NOW, THEREFORE, in consideration of the Lender’s making of the loan, it is the intent of the parties hereto that anything in the Subordinated Debt (as defined below) to the contrary notwithstanding, all indebtedness evidenced by the Subordinated Debt shall be subordinate and junior in right of payment to the Senior Debt (as defined below), and, accordingly, the parties hereto agree as follows:

1. (a) The payment of any and all Subordinated Debt is expressly subordinated, to the extent and in the manner hereinafter set forth, to the payment of any and all of the Senior Debt.

(b) As used in this Agreement, the term “Senior Debt” shall mean and include the principal of and interest on the liabilities and obligations of the Company to the Lender under the Note and the instruments and agreements executed and delivered in connection therewith (the Note and such instruments and agreements, collectively, the “Loan Documents”), and all other indebtedness of the Company to the Lender, now existing or hereafter arising.

(c) As used in this Agreement, the term “Subordinated Debt” shall mean and include the principal of and interest on all liabilities of the Company to Subordinated Creditor, direct or contingent, joint, several or independent, now or hereafter existing.

(d) As used in this Agreement, the term “Controlled Entity” shall mean any entity controlled by David Fine or for which David Fine has the ability to appoint a majority of the members of the Board of Directors or other managing board, and which is now or becomes during the Term of this Agreement, a direct or indirect lender to the Company.

2. Unless and until (i) the Senior Debt shall be paid in full or (ii) the Note shall be converted in accordance with the terms thereof, Subordinated Creditor will not receive or accept any payment from the Company in respect of Subordinated Debt. Subordinated Creditor agrees not to accept any collateral security from the Company or any other person to secure any Subordinated Debt.

3. In the event that Subordinated Creditor shall receive any payment on Subordinated Debt not permitted by the foregoing Paragraph 2, Subordinated Creditor will hold any amount so received in trust for the Lender, and will forthwith turn over such payment to the Lender in the form received to be applied on account of the Senior Debt.

4. Subordinated Creditor will not commence any action or proceeding against the Company to recover all or any part of the Subordinated Debt or join with any creditor, unless the Lender shall also join, in bringing any proceedings against the Company under any bankruptcy, reorganization, readjustment of debt, arrangement of debt, receivership, liquidation or insolvency law or statute unless and until (i) the Senior Debt shall be paid in full or (ii) the Note shall be converted in accordance with the terms thereof.

5. In the event of any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or arrangement with creditors, whether or not pursuant to bankruptcy laws, sale of all or substantially all of the assets, dissolution, liquidation or any other marshaling of the assets and liabilities of the Company, Subordinated Creditor will, at the Lender’s request, file any claim, proof of claim or other instrument of similar character necessary to enforce the obligations of the Company in respect of Subordinated Debt and will hold in trust for the Lender and pay over to the Lender, in the form received, to be applied on Senior Debt, any and all moneys, dividends or other assets received in any such proceedings on account of Subordinated Debt, unless and until (i) the Senior Debt shall be paid in full or (ii) the Note shall be converted in accordance with the terms thereof. In the event that any or all of them shall fail to take such action requested by the Lender, the Lender, may, as attorney-in-fact for any or all of them, as the case may be, take such action on behalf of them, and Subordinated Creditor hereby appoints the Lender as its attorney-in-fact, to demand, sue for, collect and receive any and all such moneys, dividends or other assets and give acquittance therefor and to file any claim, proof of claim or other instrument of similar character and to take such other proceedings in the Lender’s own name or in their name as the Lender may deem necessary or advisable for the enforcement of this Agreement, and will execute and deliver to the Lender such other and further powers of attorney or other instruments as the Lender may request in order to accomplish the foregoing.

6. Without the written consent of the Lender, which consent shall not be unreasonably withheld, Subordinated Creditor will not assign, transfer, hypothecate or dispose of Subordinated Debt while any Senior Debt remains unpaid.

7. Promptly upon receipt, Subordinated Creditor will endorse and deliver to the Lender all notes or other instruments, now or hereafter issued, which evidence any Subordinated Debt.

8. The Lender, at any time and from time to time, may enter into such agreement or agreements with the Company as the Lender may deem proper, extending the time of payment or renewing or otherwise altering the terms of Senior Debt or affecting any security underlying any or all of such indebtedness, or may exchange, sell or surrender or otherwise deal with any such security, or may release any balance of funds of the Company with the Lender, without in any way impairing or affecting this Agreement. The Lender shall endeavor to provide notice of its taking of any of the foregoing actions within a reasonable time thereafter; provided however that the Lender’s failure to provide such notice shall not in any way impair or affect this Agreement.

9. The Lender’s delay in or failure to exercise any right or remedy hereunder or under any agreement between the Lender and the Company shall not be deemed a waiver of any right of the Lender or obligation of Subordinated Creditor. This Agreement may be modified, and any of the Lender’s rights hereunder waived, only in writing signed by the Lender and only to the extent therein set forth.

10. This Agreement shall inure to the benefit of the Lender and its successors and assigns and shall bind Subordinated Creditor and its heirs, legatees, personal representatives, successors and assigns.

11. Subordinated Creditor waives notice of acceptance by the Lender of this Agreement.

12. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date and year first above-written.

/s/ David H. Fine
DAVID FINE

THE MEDICINES COMPANY

By:	/s/ Glenn Sblendorio
Name:	Glenn Sblendorio
Title:	President and CFO

The Company hereby consents to the foregoing Agreement and agrees to be bound by the terms and conditions thereof as of the date and year first above-written.

GENO, LLC

By:	/s/ David H. Fine
Name:	David H. Fine
Title:	President

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